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             SECURITIES AND EXCHANGE COMMISSION

                  WASHINGTON, D.C.   20549


                          FORM  8-K


                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     July 5, 1994

               CENTRAL POWER AND LIGHT COMPANY
   (Exact name of registrant as specified in its charter)

                            TEXAS
       (State or other jurisdiction of incorporation)

           0-346                               74-0550600
(Commission File Number)             (IRS Employer Identification No.)

       539 N. Carancahua, Corpus Christi, Texas, 78401
    (Address of principal executive offices)  (zip code)

                       (512) 881-5300
    (Registrant's telephone number, including area code)


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Item 5.  Other Events

Litigation and Regulatory Proceedings - Deferred Accounting

     New Developments

     On June 22, 1994, the Supreme Court of Texas issued a decision in the deferred accounting case of Central Power and Light Company (CPL or Company).

     In a 5-4 vote, the Supreme Court of Texas sustained deferred accounting as an appropriate mechanism for the Public Utility Commission of Texas (Texas Commission) to use in preserving the financial integrity of utilities. The Supreme Court of Texas held that the Texas Commission can authorize utilities to defer those costs that are incurred between the in-service date of a plant and the effectiveness of new rates, which includes such costs.

     The Supreme Court of Texas upheld the portion of the 1992 Third Court of Appeals', Austin, Texas (Court of Appeals) decision that permitted CPL to include in rate base deferred post-in-service operations and maintenance costs from Unit 1 of the South Texas Project (STP) nuclear plant. The Supreme Court of Texas also reversed the portion of the Court of Appeals decision providing that deferred post-in-service carrying costs could not be included in rate base. In addition, the Supreme Court of Texas remanded the case to the Court of Appeals for consideration of specific unresolved arguments. CPL's total pre-tax STP deferrals for the periods affected were approximately $492 million, of which $270 million are carrying costs.

     While management cannot predict the ultimate outcome of CPL's deferred accounting proceeding, management believes that CPL will successfully sustain approval of its deferred accounting orders or will be successful in renegotiation of its rate settlement, so there will be no material adverse effect on the Cormpany's financial position or continuing results of operations.

     The parties have 15 days in which to apply to the Supreme Court for a rehearing.

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SIGNATURE

     Pursuant to the requirements of the Securities Exchange

Act of 1934, the registrant has duly caused this report to

be signed on its behalf by the undersigned hereunto duly

authorized.



                                   CENTRAL POWER AND LIGHT COMPANY



Date:  July 5, 1994

                                   By: DAVID P. SARTIN
                                       David P. Sartin
                                       Controller, Secretary and
                                       Chief Accounting Officer